Exhibits 5.1 and 23.2

650-752-2000

December 9, 2005

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issued to the selling stockholder named therein in connection with the acquisition by the Company of Kobren Insight Management Inc. pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated August 1, 2005, by and between the Company and Eric Kobren, the selling stockholder.

The Shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the sale of the Shares as we have deemed necessary or advisable for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that 1,337,781 Shares issued on November 1, 2005, in accordance with the Stock Purchase Agreement, have been legally and validly issued, and are fully paid and nonassessable, and that 1,662,219 additional Shares, when issued in accordance with the Stock Purchase Agreement, will have been legally and validly issued, and will be fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/    DAVIS POLK & WARDWELL